UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

December 10, 2003

RENT-A-CENTER, INC.
(Exact name of registrant as specified in charter)

Delaware	0-25370	45-0491516

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5700 Tennyson Parkway
Third Floor
Plano, Texas 75024
(Address of Principal Executive Offices) (Zip Code)

(972) 801-1100
(Registrant’s telephone
number, including area code)

No Change
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events

     On December 10, 2003, we were notified that the Superior Court of the State of California for the County of San Diego granted the plaintiffs’ motion for class certification in the coordinated proceeding filed against us by Benjamin Griego and Arthur Carrillo, alleging violations of California’s Rental Purchase Act and Consumer Legal Remedies Act. The class includes our customers in California from February 1, 1999 through January 31, 2002.

     In their amended complaint, the plaintiffs allege various claims, including that the Company’s cash sales prices exceed the pricing permitted under the Rental Purchase Act, that the guaranteed merchandise replacement benefit in the third-party membership program offered by us to our customers in California violates the restrictions in the Rental Purchase Act relating to the sale of property insurance, that the membership program prematurely offers service contracts to our customers, and that the fee for the membership program is excessive. In addition, the plaintiffs allege that our form of rental purchase agreement in California does not strictly comply with the type-size requirements under the Rental Purchase Act. The plaintiffs further allege that our rental purchase documentation improperly references certain merchandise as “previously rented” rather than “used,” does not contain all of the required disclosures and terms of the transaction, and includes language that the plaintiffs interpret as affording us rights not permitted under the applicable California statutes.

     In accordance with a previously issued opinion from the California Legislative Counsel, we believe that the pricing formula utilized by us in California complies with the Rental Purchase Act. In addition, we believe that under California case law, courts have found that arrangements similar to the guaranteed merchandise replacement benefit offered to our customers do not constitute insurance.

     Upon notification of the alleged violations, we promptly modified our rental purchase documentation in California, including increasing the type-size in our rental purchase agreements from 9-point type to 10-point type and modifying the language in our rental purchase documentation to, among other things, refer to “previously rented” merchandise as “used.” In addition, we dispute plaintiffs’ interpretation of the language in our rental purchase agreement and note that the rights the plaintiffs contend were granted to us were never asserted by us. In connection with the revisions described above, we also modified our rental purchase documentation to clarify our disclosures and the disputed language. As part of that process, we promptly communicated to our California customers that their statutory rights remained intact. Accordingly, we believe that no harm to our customers could have occurred as a result of these claims.

     The plaintiffs have not alleged specific damages in the amended complaint, but contend that no proof of actual harm or damage on the part of the individual consumer is necessary to establish recovery for these claims, which we vigorously dispute. Under the Rental Purchase Act, a consumer damaged by a violation of the Rental Purchase Act is entitled to recover actual damages, statutory damages equal to twenty-five percent of an amount equal to the total amount of payments to obtain ownership if all payments were made under the rental purchase agreement (but not less than $100 nor more than $1,000), reasonable attorney’s fees and court costs, exemplary damages for intentional or willful violations, and equitable relief. A consumer who suffers any damage from a violation of the Consumer Legal Remedies Act is entitled to recover actual damages, injunctive relief, restitution, punitive damages, certain civil penalties and attorneys’ fees and costs. The recently certified class encompasses class members who entered into approximately 400,000 rental purchase agreements. Such class members also purchased approximately 167,000 memberships. With respect to such rental purchase agreements, we believe that twenty-five percent of the total amount of payments to obtain ownership (the maximum percentage applicable to statutory damages) was approximately $500 per agreement on average.

     We believe the claims in the plaintiffs’ complaint are unfounded and that we have meritorious defenses to the allegations made. We further believe that a class should not have been certified by the court. Although we intend to vigorously defend ourselves in this case, we cannot assure you that we will be found to have no liability in this matter.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENT-A-CENTER, INC.

Date: December 18, 2003	By:	/s/ Robert D. Davis Robert D. Davis Senior Vice President- Finance, Chief Financial Officer and Treasurer